Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NRG ENERGY, INC.

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, NRG Energy, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, the date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware (the “Secretary of State”) being May 29, 1992, as such Certificate of Incorporation was amended and restated by that Amended and Restated Certificate of Incorporation filed with the Secretary of State on May 1, 2012 and further amended by that Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State on December 14, 2012, and as further amended by that Certificate of Designation filed with the Secretary of State on March 9, 2023 hereby certifies as follows:

ARTICLE ONE

The name of the Corporation is NRG Energy, Inc.

ARTICLE TWO

The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of capital stock which the Corporation has authority to issue is 510,000,000 shares, consisting of:

(a)	10,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”), of which 650,000 has been designated as “10.25% Series A Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock” pursuant to that Certificate of Designation filed with the Secretary of State of Delaware on March 9, 2023, attached hereto as Exhibit A, as the same may be amended or restated from time to time and the terms of which are hereby incorporated herein by reference; and

(b)	500,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time and in one or more series. By resolution adopted by the affirmative vote of at least a majority of the total number of Directors then in office, the Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of Directors then in office, originally fixing the number of shares constituting any series of Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding) the number of shares of any such series of Preferred Stock and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions granted to or imposed upon, any such series of Preferred Stock may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of Directors then in office, provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Any of the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to or imposed upon, such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of Directors then in office.

Section 3. Common Stock.

(a)            Dividends and Other Distributions. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation (this “Certificate”), the holders of Common Stock, subject to the rights of holders of any series of Preferred Stock, shall share ratably in all dividends as may from time to time be declared by the Board of Directors of the Corporation in respect of the Common Stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, the dissolution, liquidation and winding up of the Corporation), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding Preferred Stock.

(b)            Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(c)            Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Except as provided by the Certificate of Incorporation (including any duly authorized certificate of designation of any series of Preferred Stock), each Director shall be elected by the vote of the majority of the votes cast with respect to that Director's election at any meeting for the election of Directors at which a quorum is present, provided that if the number of nominees at any such meeting exceeds the number of Directors to be elected at the meeting, the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this Article, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director.

ARTICLE SEVEN

Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the Board of Directors shall have no more than sixteen (16) nor less than three (3) members, with the exact number of Directors constituting the full board to be determined from time to time by the affirmative vote of a majority of the total number of Directors then in office. Newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of Directors then in office or by vote of the stockholders.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

ARTICLE NINE

Section 1. Indemnification; Limitation of Liability.

(a)            To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, and excepts as otherwise provided in the Corporation's By-laws, (i) no Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify its officers and Directors.

(b)            Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE TEN

Section 1. Term of Directors.  Each Director shall hold office until the next annual meeting of stockholders and until such Director’s successor shall have been duly elected and qualified or until the Director's earlier death, resignation, or removal.

Section 2. Removal. Any Director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of Directors. Notwithstanding the foregoing, if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock) to elect one or more Directors, such Director or Directors so elected may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of that class or series entitled to vote in the election of such Director or Directors or as otherwise provided in a duly authorized certificate of designation of a class or series of Preferred Stock.

Section 3. Vacancies. Subject to the rights of the holders of any series of Preferred Stock to remove Directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock) and subject to ARTICLE SEVEN, vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until such Director's earlier death, resignation, or removal.

ARTICLE ELEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware General Corporation Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE TWELVE

Subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of Directors then in office, by the chief executive officer of the Corporation or, if there is no chief executive officer, by the most senior executive officer of the Corporation.

ARTICLE THIRTEEN

Subject to any duly authorized certificate of designation of any series of Preferred Stock, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, Directors or any other person herein are granted subject to this reservation.

ARTICLE FOURTEEN

The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation this 1st day of May, 2025.

NRG Energy, Inc., a Delaware corporation

By:	/s/ Brian Curci
Name: Brian Curci
Title: Executive Vice President and General Counsel

Exhibit A

Certificate of Designation

(Filed as Exhibit 3.1 to NRG Energy, Inc.’s Form 8-K filed on March 10, 2023, available at
www.sec.gov/Archives/edgar/data/1013871/000110465923030928/tm238056d3_ex3-1.htm )

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